Exhibit 10(l)

Alberto-Culver Company

Summary of Agreement to Pay Expenses of

Certain Shareholders

On January 10, 2006, Alberto-Culver entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sally Holdings, Inc., a subsidiary of Alberto-Culver, Regis Corporation (“Regis”), Roger Merger Inc., a subsidiary of Regis, and Roger Merger Subco LLC, a subsidiary of Regis. In connection with the signing of the Merger Agreement, certain shareholders of Alberto-Culver, consisting of trusts for the benefit of Leonard H. Lavin, a director of Alberto-Culver, and Bernice E. Lavin and their descendants, including Carol L. Bernick, the Chairman of the Board of Directors of Alberto-Culver (collectively, the “Lavin Family”), and a partnership whose partners are trusts for the benefit of members of the Lavin Family (collectively, the “Shareholders”), entered into a Support Agreement with Regis. The Merger Agreement also provides that Regis will enter into a Shareholders Agreement with the Shareholders.

On January 9, 2006, Alberto-Culver agreed to pay the legal expenses of the Shareholders relating to the negotiation of the Support Agreement and the Shareholders Agreement and matters incident to the transactions contemplated by the Merger Agreement, including, if applicable, regulatory filing fees.